EXHIBIT 5.1

[Letterhead of The Boeing Company]

February 5, 2021

The Boeing Company

100 North Riverside

Chicago, IL 60606-1596

RE:	Registration of Offer and Sale of 30,000,000 Shares of Common Stock of The Boeing Company
Registration Statement on Form S-8

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Corporate Secretary of The Boeing Company (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering up to an aggregate of 30,000,000 shares of common stock, $5.00 par value per share, of the Company (the “Shares”), all of which may be issued pursuant to The Boeing Company Voluntary Investment Plan (the “Plan”).

I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan as original issuance shares, upon the due execution by the Company and registration by its registrar of the Shares, the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Cordially,

/s/ Grant M. Dixton
Grant M. Dixton
Senior Vice President, General Counsel and Corporate Secretary